SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.____)

Filed by the Registrant /X/. Filed by a Party other than the Registrant / /

Check the appropriate box:

/X/  Preliminary Proxy Statement
/ /  Confidential, for Use of the Commission Only (as permitted by
      Rule 14a-6(e)(2))
/ /  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Under Rule 14a-12

                                  I-TRAX, INC.
  -----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

  -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)
               Payment of Filing Fee (Check the appropriate box):

/X/ No fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1)   Title of each class of securities to which transaction applies:
--------------------------------------------------------------------------------

    2)   Aggregate number of securities to which transaction applies:
--------------------------------------------------------------------------------

    3)   Per unit price or other underlying value of transaction
         computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
--------------------------------------------------------------------------------

    4)   Proposed maximum aggregate value of transaction:
--------------------------------------------------------------------------------

    5)   Total fee paid:
--------------------------------------------------------------------------------

/  /     Fee paid previously with preliminary materials.
/  /     Check box if any part of the fee is offset as provided by Exchange
         Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1)       Amount Previously Paid:
--------------------------------------------------------------------------------

    2)       Form, Schedule or Registration Statement No.:
--------------------------------------------------------------------------------

    3)       Filing Party:
--------------------------------------------------------------------------------

    4)       Date Filed:
--------------------------------------------------------------------------------

                                  I-TRAX, INC.
                          One Logan Square, Suite 2615
                               130 N. 18th Street
                             Philadelphia, PA 19103






                                                              April __, 2002



Dear I-trax, Inc. Stockholders:

         You are cordially invited to the Annual Meeting of Stockholders to be held at 10:00 A.M. on May 22, 2002 at 1735 Market Street, 51st Floor, Philadelphia, Pennsylvania 19103.

         Details with respect to the meeting are set forth in the attached Notice of Annual Meeting and Proxy Statement.

         Your vote is important. Whether or not you plan to attend the meeting, you are urged to complete, date, sign and return your proxy. If you attend the meeting and would prefer to vote in person, you may still do so.


                                          Very truly yours,
                                          /s/ FRANK A. MARTIN
                                          FRANK A. MARTIN
                                          Chairman and Chief Executive Officer

                                  I-TRAX, INC.

               --------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             To Be Held May 22, 2002

               --------------------------------------------------

To the Stockholders:

         The Annual Meeting of Stockholders of I-trax, Inc. will be held at 1735 Market Street, 51st Floor, Philadelphia, Pennsylvania 19103, at 10:00 A.M. on May 22, 2002 for the following purposes:

         (1)      To elect eleven directors to serve one-year terms.

         (2) To consider and vote upon a proposal to amend the Company's Certificate of Incorporation to effect a reverse stock split, as determined by the Board of Directors in its discretion, so as to comply with the listing requirements of the American Stock Exchange.

         (3) To ratify the selection by the Board of Directors of the firm of PricewaterhouseCoopers, LLP as independent auditors for 2002.

         (4) To transact any other business that may properly come before the meeting or any adjournment or postponement thereof.

         Stockholders of record as of the close of business on April 2, 2002 are entitled to notice of and to vote at the meeting.

         Whether or not you plan to attend the meeting, please complete, date and sign the enclosed proxy card and return it in the enclosed envelope. Your proxy may be revoked at any time prior to the time it is voted.


                                          By Order of the Board of Directors,

                                          YURI ROZENFELD
                                          General Counsel and Secretary

Philadelphia, Pennsylvania
April ___, 2002

                                  I-TRAX, INC.
                          One Logan Square, Suite 2615
                               130 N. 18th Street
                             Philadelphia, PA 19103

                      -------------------------------------

                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS

                      -------------------------------------

         These proxy materials are furnished in connection with the solicitation of proxies by the Board of Directors of I-trax, Inc., a Delaware corporation ("I-trax" or the "Company"), for the Annual Meeting of Stockholders of I-trax to be held at 10:00 A.M. on May 22, 2002, at 1735 Market Street, 51st Floor, Philadelphia, Pennsylvania 19103, and any adjournments or postponements of such meeting. These proxy materials were first mailed to stockholders on or about April ___, 2002. The address of the principal executive office of I-trax is One Logan Square, Suite 2615, 130 N. 18th Street, Philadelphia, Pennsylvania 19103. Sending a signed proxy will not affect the stockholder's right to attend the Annual Meeting and vote in person. Every stockholder has the power to revoke his or her proxy at any time before it is voted. The proxy, before it is exercised at the meeting, may be revoked by filing with the Secretary of the Company a notice in writing revoking it, by delivering a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

Stockholders Entitled to Vote

         The close of business of April 2, 2002 was the record date for stockholders entitled to notice of and to vote at the Annual Meeting. As of the record date, there were 46,358,856 outstanding shares of the common stock, $.001 par value (the "Common Stock"), of I-trax.

Quorum Required

         The presence, in person or by proxy, of stockholders entitled to cast at least a majority of the votes that all stockholders are entitled to cast on a particular issue constitutes a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum.

Votes Required

         Proposal 1. Directors are elected by a plurality of the affirmative votes cast by those shares present in person, or represented by proxy, and entitled to vote at the Annual Meeting. The eleven (11) nominees for director receiving the highest number of affirmative votes will be elected. Abstentions and broker non-votes will not be counted toward a nominee's total. Stockholders may not cumulate votes in the election of directors.

         Proposals 2, 3 and 4. Approval of the alternative proposals to amend the Company's Certificate of Incorporation requires the affirmative vote of holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote at the Annual Meeting. Abstentions and broker non-votes are not affirmative votes and, therefore, will have the same effect as votes against the proposal.

         Proposal 5. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending December 31, 2002 requires the affirmative vote of a majority of those shares present in person, or represented by proxy, and cast either affirmatively or negatively at the Annual Meeting. Abstentions and broker non-votes will not be counted as having been voted on the proposal.

Proxies

         A form of proxy is enclosed. All properly executed proxies received by the Board of Directors, and not revoked, will be voted as indicated in accordance with the instructions thereon. In the absence of contrary instructions, shares represented by such proxies will be voted for the election of the directors as described herein; in favor of each alternate proposal to amend the Company's Certificate of Incorporation; in favor of the ratification of the selection of the independent auditors; and in the discretion of the proxy holders, on such other matters as may properly come before the meeting.

Solicitation of Proxies

         The entire cost of soliciting proxies will be borne by I-trax. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to the beneficial owners of Common Stock, and the Company may reimburse such persons or institutions for expenses incurred in connection with any such distribution. Proxies may be solicited in person or by telephone, facsimile, e-mail, telegraph or other means by directors, officers or employees of I-trax, none of whom will receive additional compensation therefore.


                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTORS

         The Board of Directors currently consists of eleven directors. All eleven directors are to be elected at the Annual Meeting to serve until the 2003 Annual Meeting. The Board's nominees for election as directors are John Blazek, David R. Bock, Philip D. Green, Michael M.E. Johns, M.D., Craig Jones, M.D., Hans C. Kastensmith, Arthur N. Leibowitz, M.D., Frank A. Martin, John R. Palumbo, Carol Rehtmeyer, Ph.D., and William S. Wheeler, each of whom currently serves on the Board.

         The proxy holders intend to vote all proxies received by them in the accompanying form for such nominees unless otherwise directed. In the event any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy, or, in lieu thereof, the Board of Directors may reduce the number of directors. As of the date of this Proxy Statement, the Company is not aware of any nominee who is unable or unwilling to serve as a director.

         The following table lists the name and age, as of April 2, 2002, of each of the eleven nominees to serve as directors of the Company.

      Name                              Age                                 Position
-----------------------------    ------------------    ----------------------------------------------------
Frank A. Martin                         51             Chairman, Chief Executive Officer, Treasurer and
                                                           Director
John Blazek                             47             Member of the Office of the President and Director
David R. Bock                           58             Director
Philip D. Green                         51             Director
Michael M.E. Johns, M.D.                60             Director
Craig Jones, M.D.                       43             Director
Hans C. Kastensmith                     42             Vice-Chairman and Director
Arthur N. Leibowitz, M.D.               55             Director
John R. Palumbo                         51             Director
Carol Rehtmeyer, Ph.D.                  52             Member of the Office of the President and Director
William S. Wheeler                      45             Director

         Frank A. Martin has been a director, Chairman and Chief Executive Officer of I-trax since September 2000. Mr. Martin has been a director of I-trax Health Management Solutions, Inc. ("Health Management"), one of the Company's predecessors, since 1996. Mr. Martin founded, and has been a Managing Director of, The Nantucket Group, LLC ("Nantucket"), a health care venture capital firm specializing in investing in early stage healthcare service and technology companies since December 1998. He currently serves on the Board of Directors of Saddletude, Inc., an Internet-based equestrian sports network. Mr. Martin served as the Chief Executive Officer and director of EduNeering, Inc., an electronic knowledge management company, from April 1999 to April 2000. In November 1992, Mr. Martin founded Physician Dispensing Systems, Inc. ("PDS"), a health care information technology company that developed pharmaceutical software for physicians' offices. Mr. Martin assisted in the sale of PDS to Allscripts Healthcare Solutions, Inc. ("Allscripts"), a provider of point-of-care solutions to physicians, in December 1996 and joined its Board of Directors on which he served until 1998.

         John Blazek, MBA, RP, has been a director and Member of the Office of the President of I-trax since February 2002. Mr. Blazek joined I-trax when I-trax acquired WellComm Group, Inc. ("WellComm"), a disease management company, in February 2002. From May 2000 to February 2002, Mr. Blazek served as the Chief Executive Officer of WellComm. From 1998 to 1999, Mr. Blazek served as an Assistant to Mayor Hal Daub, City of Omaha, in which capacity he oversaw economic development for the City of Omaha. From 1996 to 1999, Mr. Blazek served as President of Blazek & Associates, Inc., a consulting firm. Mr. Blazek was co-owner of a company that was twice named among Omaha's "25 fastest growing companies" before it was sold to Coram Healthcare in 1992.

         David R. Bock has been a director of I-trax since February 2001. Mr. Bock was a director of Health Management from February 2000 to February 2001. Mr. Bock has been the Executive Vice President and Chief Financial Officer of Pedestal, Inc., an Internet-based company providing information on the secondary mortgage marketplace, since January 2000. Prior to that, Mr. Bock was a managing partner in Federal City Capital Advisors, LLC, an investment-banking firm located in Washington, D.C. Mr. Bock is also a Managing Director of Nantucket. From 1992 to 1995, Mr. Bock was a Managing Director in the London corporate finance group of Lehman Brothers and was responsible for developing Lehman Brothers' investment banking business in a wide range of emerging markets, including India, Russia, Turkey and Central Europe. Mr. Bock also served in a variety of management positions at the World Bank, including as Chief of Staff for the Bank's worldwide lending operations. From 1995 to 1997, he was President of Maitland-Ruick & Company, a predecessor firm to Federal City. Mr. Bock has extensive experience in economic policy, capital markets and corporate strategy across a wide range of sectors, including financial services, healthcare, real estate, energy and natural resources.

         Philip D. Green has been a director of I-trax since February 2001. Mr. Green was a director of Health Management from March 2000 to February 2001. Since July 2000, Mr. Green has been a partner of Akin, Gump, Strauss, Hauer & Feld, L.L.P., a leading international law firm. From its formation in 1989 until its merger with Akin Gump in July 2000, Mr. Green was the founding principal of the Washington, D.C. based law firm of Green, Stewart, Farber & Anderson, P.C. From 1978 through 1989, Mr. Green was a partner in the Washington, D.C. based law firm of Schwalb, Donnenfeld, Bray and Silbert, P.C. Mr. Green practices healthcare law and assists entities in corporate planning and transactions. Mr. Green represents a significant number of major teaching hospitals and integrated health care delivery systems. Mr. Green also represents a number of public and private for-profit health care companies. Mr. Green is currently a member of the Board of Directors of Allscripts and Imagyn Medical Technologies, Inc., a medical device manufacturer.

         Michael M.E. Johns, M.D., has been a director of I-trax since February 2001. Dr. Johns was a director of Health Management from October 2000 to February 2001. Since 1996, Dr. Johns has served as an Executive Vice President for Health Affairs of Emory University, overseeing Emory University's widespread academic and clinical programs in health sciences. In this position, Dr. Johns leads strategic planning initiatives for both patient care and research. In addition, since 1996, Dr. Johns has served as the Chairman of the Board and Chief Executive Officer of Emory Healthcare, a comprehensive healthcare system in metropolitan Atlanta. Emory Healthcare includes two physician practices, three wholly owned hospitals and a jointly owned fourth hospital, as well as numerous affiliated hospitals in Atlanta and throughout Georgia. Dr. Johns also is Chairman of the Board of EHCA, LLC, a company overseen jointly by Emory Healthcare and HCA Corporation. Through EHCA, Emory is responsible for clinical performance improvement and quality assurance in six local hospitals and five surgery centers owned by HCA Corporation. From 1990 to 1996, Dr. Johns served as the Dean of the Johns Hopkins School of Medicine and Vice President of the Medical Faculty at Johns Hopkins University.

         Craig A. Jones, M.D., has been a director of I-trax since February 2001. Dr. Jones was a director of Health Management from January 2000 to February 2001. Dr. Jones is currently Director of the Division of Allergy & Immunology and the Allergy & Immunology Residency Training Program at the Los Angeles County and University of Southern California Medical Center and an Assistant Professor of Pediatrics at the University of Southern California School of Medicine. Since November 1996, Dr. Jones has served as Director of the Breathmobile Mobile Asthma Clinic Program, a program that he developed. The Company's AsthmaWatch(R) system is currently installed and in use in the Breathmobiles. Because of its clinical impact, the program is serving as a model for community-based preventive healthcare and disease management. From January 1997 to December 1997, Dr. Jones served as President of the Los Angeles Society of Asthma, Allergy & Immunology. Currently, he is designing and implementing a program for the Los Angeles County Department of Health Services, which integrates clinical operations and patient flow in four Breathmobiles serving more than eighty-five school sites, County Comprehensive Health Centers, and Pediatric Services at the LAC+USC Medical Center.

         Hans C. Kastensmith has been a director of I-trax since February 2001 and Vice-Chairman of I-trax since March 2001. Mr. Kastensmith was a director and President of Health Management from September 1999 to February 2001. Mr.
Kastensmith founded Member-Link Systems, Inc. ("Member-Link"), a company acquired by Health Management in 1999. Mr. Kastensmith formed Member-Link in 1992 and served as its Chief Executive Officer until it merged with Health Management. Mr. Kastensmith is currently leading a business development effort for Medical Archival Systems at the University of Pittsburgh Medical Center Health System.

         Arthur (Abbie) N. Leibowitz, M.D., FAAP, has been a director of I-trax since March 2002. Since 2001, Dr. Leibowitz has been the Executive Vice President for Business Development and Chief Medical Officer of Health Advocate, a health services company, which he helped form. Health Advocate helps consumers navigate the healthcare system. In 2000, Dr. Leibowitz served as Executive Vice President for Digital Health Strategy and Business Development and director of Medscape, Inc., clinical information company. Dr. Leibowitz's experience includes his tenure at Aetna U.S. Healthcare from 1987 to 2000 where he served in several senior positions, including as Aetna's Chief Medical Officer for over four years. As Aetna's Chief Medical Officer, he was responsible for directing the company's patient management and clinical activities and relationships with numerous physicians, hospitals and other heathcare providers. Dr. Leibowitz is a nationally recognized leader in the healthcare industry and an authority on managed care, clinical management and medical information systems. He is also a popular speaker and has appeared frequently on national and regional television and radio.

         John R. Palumbo has been a director of I-trax since February 2001. Mr. Palumbo was a director of Health Management from March 2000 to February 2001. Mr. Palumbo has been a Vice President of Siemens Medical Solutions Health Services, a provider of solutions and services for integrated healthcare, since July 2001. From 1996 until it was acquired by Siemens, Mr. Palumbo served as Area Vice President of Shared Medical Systems Corporation, a worldwide leader of health information solutions serving over 5,000 providers in the United States, Europe and the Pacific Rim. At Shared Medical Systems, Mr. Palumbo oversaw the start-up of the National Health Services division, which markets to and services the for-profit and not-for profit national health systems, such as Tenant, UHS, and Ascension, and in 1999 assumed additional responsibilities for the Western Operations division. From 1995 to 1996, Mr. Palumbo served as an Executive Vice President and Chief Operating Officer of Allscripts. From 1990 to 1995, Mr. Palumbo was the Executive Vice President of Healthworks Alliance, Inc., a company he founded specializing in point-of-care technology and reengineering services allowing physicians to process patients through the healthcare delivery system.

         Carol M. Rehtmeyer, Ph.D., MSN, RN, has been a director and Member of the Office of the President of I-trax since February 2002. Ms. Rehtmeyer joined I-trax when I-trax acquired WellComm in February 2002. Ms. Rehtmeyer formed WellComm in 1997 after determining there was a need in healthcare for clinically based, customer oriented telehealth information services. Ms. Rehtmeyer served as the President of WellComm from its formation until February 2002. Ms. Rehtmeyer has more than twenty-five years of healthcare experience in areas of practice teaching, administration and leadership in clinical and managed care settings.

         William S. Wheeler has been a director of I-trax since February 2001. Mr. Wheeler was a director of Health Management from September 1999 to February 2001. Mr. Wheeler has been the Chief Operating Officer and Chief Financial Officer of Net2Voice, a telecommunications company, since March 2001. In May 1999, Mr. Wheeler co-founded an Internet communications business that was launched in April 2000. Mr. Wheeler was a Vice President at Cable & Wireless USA from June 1989 until February 1999. During this period, Mr. Wheeler held the positions of Vice President and Controller, Senior Vice President, Finance and acting President of the Dial Internet Services division. While leading the Dial Internet Services division, Mr. Wheeler oversaw aspects of Cable & Wireless' acquisition of MCI's Internet business. In this capacity, Mr. Wheeler had full responsibility for marketing, finance, a customer service center and all operational support systems. He developed a marketing and financial plan to increase the customer base and improve profitability in a very short time frame and directed the launch of Cable & Wireless USA's first consumer Internet service (www.cwix.com). The business was sold to Prodigy Internet in 1999.

Board of Directors Meetings and Committees

         The Board of Directors of I-trax held a total of five meetings during 2001. Each director who served in 2001, other than Dr. Jones and Mr. Palumbo, attended more than 75% of the meetings of the Board and any committee of which he is a member.

         The Board of Directors has a Compensation Committee and an Audit Committee.

         The Compensation Committee is primarily responsible for determining the compensation payable to the officers and key employees of the Company and to recommend to the Board additions, deletions and alterations with respect to the various employee benefit plans and other fringe benefits provided by the Company, except that no member of the Committee shall take part in any decision pertaining to his compensation or benefits in his capacity as a director of the Company. The Committee also is primarily responsible for administering the Company's stock option plans, awarding stock options to the Company's key employees and non-employee directors and determining the terms and conditions on which the options are granted. The Committee, which currently consists of Dr. Jones and Mr. Bock, held no separate meetings during 2001. Rather, the members of the Committee participated in all Board meetings concerning compensation issues and had recommended a course of action with respect to compensation matters to the Board at those meetings.

         The Audit Committee is primarily responsible for approving the services performed by the Company's independent auditors and reviewing and evaluating the Company's accounting principles and reporting practices. The Audit Committee is also responsible for monitoring the Company's system of internal accounting controls and has the responsibility and authority described in its charter, attached as Exhibit A hereto. This Committee currently consists of Messrs. Wheeler, as Chairman, Palumbo and Bock. The Committee held one separate meeting in 2001 to review the Company's 2000 financial statements and one separate meeting in 2002 to review the Company's 2001 financial statements. All of the members of the Audit Committee are independent, as defined by the National Association of Securities Dealers listing standards.

Compensation of Directors

         During 2001, directors of the Company did not receive any cash payments. Messrs. Green and Palumbo and Dr. Johns each received an option grant of 100,000 shares and Mr. Wheeler received an option grant of 50,000 shares. These option grants are exercisable over a period of two years. Each director is also reimbursed for out-of-pocket expenses incurred in connection with attending Board meetings.

RECOMMENDATION OF THE BOARD OF DIRECTORS

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES LISTED HEREIN.

                            PROPOSALS NO. 2, 3 AND 4
      ALTERNATIVE AMENDMENTS TO THE COMPANY'S CERTIFICATE OF INCORPORATION
                         TO EFFECT A REVERSE STOCK SPLIT

         The Board of Directors has determined that it is in the best interests of the Company and its stockholders to effect one of the three following alternative reverse stock split transactions:

         o        a reverse 1-for-3 stock split;

         o        a reverse 1-for-4 stock split; and

         o        a reverse 1-for-5 stock split.

         In the discussion that follows, the term "Minimum Number" means: 3, if the 1-for-3 reverse split is implemented; 4, if the 1-for-4 reverse split is implemented; and 5, if the 1-for-5 reverse split is implemented.

         Each of these three alternative transactions is a reverse stock split (the "Reverse Split") pursuant to which each Minimum Number of shares of Common Stock registered in the name of a stockholder at the effective time of the Reverse Split will be converted into one share of Common Stock. As permitted under Delaware law, shares of Common Stock that would be converted into less than one share in the Reverse Split will instead be converted into the right to receive a cash payment as further described below.

         The Company is submitting the separate proposals to approve the three alternative Reverse Split transactions in connection with the Company's pending application for listing of its Common Stock for trading on the American Stock Exchange. The Board believes that one of the alternative Reverse Split transactions will be required to increase the trading price of the Common Stock to more than $3 and thus satisfy an important listing requirement of the American Stock Exchange. The Board is soliciting stockholder approval for each of three alternative Reverse Split transactions. The availability of three alternatives will provide the Board with the flexibility to implement the Reverse Split transaction that may be required to satisfy the American Stock Exchange's minimum stock price requirement.

         The Board of Directors, in its discretion, may elect to effect any one (but not more than one) of three alternative Reverse Split transactions that are approved by the requisite vote of the stockholders of I-trax. Prior to exercising this discretion, the Company will seek reasonable assurances that its application for listing its Common Stock for trading on the American Stock Exchange has been approved pending the effectiveness of applicable Reverse Split transaction and will consult with the American Stock Exchange regarding which of the three alternative Reverse Split transactions will be appropriate in light of America Stock Exchange's listing qualifications and the Company's then stock price. Ultimately, however, the Board will have the discretion to determine if and when to effect any of these transactions that are approved by the stockholders and reserves the right to abandon any or all such transactions even if approved by the stockholders, but only if the Board concludes that the Common Stock should not be listed on the American Stock Exchange.

         We expect that if stockholders approve, and the Board elects to implement, the Reverse Split, the Reverse Split would be consummated on or about the date on which the Company's application to the American Stock Exchange is approved. If the Board determines to implement any of the alternative Reverse Split transactions approved by the stockholders, I-trax will publicly announce in a press release and post on its website at http://www.i-trax.com, prior to the effective date of the Reverse Split, which of the approved alternative Reverse Split transactions the Board has elected to effect. The Company will abandon the Reverse Split transaction if the Company's application to the American Stock Exchange is not approved within nine months of the 2002 Annual Meeting or if the Board concludes that the Common Stock should not be listed on the American Stock Exchange.

         If approved by the stockholders and implemented by the Board, the Reverse Split will become effective on such date as may be determined by the Board upon the filing of the necessary amendments to I-trax's Certificate of Incorporation with the Secretary of State of the State of Delaware (the
"Effective Date"). The form of proposed amendment to I-trax's Certificate of Incorporation necessary to effect the Reverse Split is attached to this Proxy Statement as Exhibit B. The highlights of the Reverse Split are as follows.

Effect On Stockholders

         If approved by stockholders at the Annual Meeting and implemented by the Board, the Reverse Split will affect I-trax stockholders as follows:

  Stockholder Before Completion of the Reverse               Net Effect After Completion of the Reverse Split
                      Split
--------------------------------------------------    ---------------------------------------------------------------
Registered stockholders holding the Minimum           Any shares that would result in the registered holder
number or more shares of Common Stock.                receiving a fraction of a share after the completion of the
                                                      Reverse Stock Split will be converted into the right to receive cash.

Registered stockholders holding fewer than the        Shares will be converted into the right to receive cash.
Minimum Number of shares of Common Stock.

Stockholders holding Common Stock in street name      I-trax  intends  that the  holders  of Common  Stock in nominee
through a  nominee (such as a bank or broker).        accounts  (such as through a bank or a broker) will  experience the same offer of the Reverse Split as the  stockholders  whose
                                                      shares  are  registered  in  their  names.   Nominees  will  be
                                                      instructed  to effect the  Reverse  Split for their  beneficial holders.  However,  nominees may have different  procedures and stockholders holding shares in street name should contact their nominees.



Structure of the Reverse Stock Split

         If one of the three alternative Reverse Split transactions is approved by stockholders and implemented by the Board, the Reverse Split is expected to occur at 6:00 p.m. on the Effective Date. Upon consummation of the Reverse Split, each registered stockholder on the Effective Date will receive one share of Common Stock for each Minimum Number of shares of Common Stock held in his or her account at that time. If a registered stockholder holds the Minimum Number or more shares of Common Stock in his or her account, any fractional share in such account will be cashed out after the Reverse Split and the total number of shares held by such holder will be equal to the whole number of shares after the Reverse Split less any fractional share. Any registered stockholder who holds fewer than the Minimum Number of shares of Common Stock in his or her account at the time of the Reverse Split will receive a cash payment instead of a fractional share. We describe how we will calculate the payment we will make on account of the fractional shares below. We intend that the holders of Common Stock in nominee accounts (such as through a bank or a broker) will experience the same offer of the Reverse Split as the stockholders whose shares are registered in their names. Nominees will be instructed to effect the Reverse Split for their beneficial holders. However, nominees may have different procedures, and stockholders holding shares in street name should contact their nominees.

         In general, the Reverse Split can be illustrated by the following examples:

Mr. Smith is a registered holder of 2 shares of       After the Effective Date, Mr. Smith will receive a cash
Common Stock.                                         payment equal to the cash-out price for his Common Stock.  We explain how we calculate the cash-out price below.  Assuming a cash-out price of $1, Mr. Smith will receive a check for
                                                      $2.



                                                          7



Ms. Doe is a registered holder of 125 shares of       1-for-3 reverse stock split
Common Stock.
                                                      After the Effective  Date, Ms. Doe will be a registered  holder of 41 shares of Common  Stock  because this is the whole number of shares  after her 125 shares are  divided by 3. Ms. Doe will also receive a cash payment equal to the cash-out price for the
                                                      2 shares that would have  resulted in a fractional  share after
                                                      the  Effective  Date.   (41x3=123  and  123+2=125)  Assuming  a
                                                      cash-out price of $1, Ms. Doe will receive a check for $2.

                                                      1-for-4 reverse stock split

                                                      After the Effective Date, Ms. Doe will be a registered holder of
                                                      31 shares of Common  Stock  because  this is the whole number of shares  after her 125 shares are divided by 4. Ms. Doe will also receive a cash  payment  equal to the  cash-out  price for the 1 share that would have  resulted in a fractional  share after the
                                                      Effective  Date.  (31x4=124 and  124+1=125)  Assuming a cash-out price of $1, Ms. Doe will receive a check for $1.

                                                      1-for-5 reverse stock split

                                                      After the Effective Date, Ms. Doe will be a registered holder of
                                                      25 shares of Common  Stock  because  this is the whole number of shares  after her 125  shares  are  divided  by 5.  There are no fractional  shares after the Effective Date and Ms. Doe will not receive any cash payment.

Background and Purpose of the Reverse Split

         In March 2002, the Company applied for the listing of its Common Stock on the American Stock Exchange. The Company believes that other than meeting the stock price requirement, the Company's application generally meets the listing requirements of the American Stock Exchange. The Company's stock price at this time is less than the $3 per share, which is the minimum stock price required by the American Stock Exchange. As an example, on April 3, 2002 the closing sale price of the Common Stock on the Over-the-Counter Bulletin Board ("OTC BB") was $1.04, and since January 1, 2002 and through April 2, 2002 the Common Stock's closing sales price has ranged from a low of $1.02 to a high of $1.47.

         The Board of Directors has concluded that it is in the best interest of the Company and its stockholders to secure the listing of the Common Stock on the American Stock Exchange and if necessary in connection with such listing, to effect one of the alternative Reverse Split transactions. In determining which of the three alternative Reverse Split transactions to implement, if any, following stockholder approval, the Board will consider the following factors, among others: (1) the then prevailing trading price and trading volume of the Common Stock and the anticipated impact of the Reverse Split on the trading market for the Common Stock; (2) whether the American Stock Exchange has approved the listing of the Common Stock subject to the Reverse Split; (3) the Board's determination as to which of the alternative transactions would best satisfy the applicable listing requirements of, and conditions set by, the American Stock Exchange; and (4) prevailing general market and economic conditions.

Effect of the Reverse Split on I-trax Stockholders

Registered  Stockholders  with Fewer than the Minimum Number of Shares of Common
Stock:

         If we complete the Reverse Split and you are a cashed-out stockholder (i.e., a stockholder with fewer than the Minimum Number of shares of Common Stock immediately prior to the Reverse Split):

         o You will not receive fractional shares of stock as a result of the Reverse Split.

         o Instead of receiving fractional shares, you will receive a cash payment in lieu of your fractional shares in the manner described below.

         o After the Reverse Split, you will have no further interest in I-trax with respect to your cashed-out shares. These shares will no longer entitle you to the right to vote as a stockholder or share in I-trax's assets, earnings, or profits or in any dividends paid after the Reverse Split. In other words, you will no longer hold your cashed-out shares, you will have only the right to receive cash for these shares. In addition, you will not be entitled to receive interest with respect to the period of time between the Effective Date and the date you receive your payment for the cashed-out shares.

         o You will not have to pay any service charges or brokerage commissions in connection with the Reverse Split.

         o As soon as practicable after the time we effect the Reverse Split, you will receive a payment for the cashed-out shares you held immediately prior to the Reverse Split in accordance with the procedures below.

         If You Hold Book-Entry Shares:

         o Certain I-trax registered stockholders may hold their shares in book-entry form. These stockholders do not have stock certificates evidencing their ownership of Common Stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

         o If you are a cashed-out stockholder who holds registered shares in a book-entry account, you do not need to take any action to receive your cash payment. A check will be mailed to you at your registered address as soon as practicable after the Effective Date. By signing and cashing this check, you will warrant that you owned the shares for which you received a cash payment.

         If You Hold Certificated Shares:

         o If you are a cashed-out stockholder with a stock certificate representing your cashed-out shares, you will be contacted by the Company or its transfer agent, StockTrans, Inc., as soon as practicable after the Effective Date. You will then receive instructions on how to surrender your certificate(s) for your cash payment. You will not receive your cash payment until you surrender your outstanding certificate(s) to StockTrans. Please do not send your certificates until you receive separate instructions from the Company or StockTrans.

         o All amounts owed to you will be subject to applicable federal income tax and state abandoned property laws.

         o You will not receive any interest on cash payments owed to you as a result of the Reverse Split.

         NOTE: If you want to continue to hold Common Stock after the Reverse Split, you may do so by purchase a sufficient number of shares of Common Stock so that you hold at least the Minimum Number of shares of Common Stock in your account prior to the Reverse Split.

Registered Stockholders with the Minimum Number or More Shares of Common Stock:

         If we complete the Reverse Split and you would be a holder of more than the Minimum Number of shares of Common Stock:

         o You will not receive fractional shares of stock as a result of the Reverse Split.

         o Instead of receiving fractional shares, you will receive a cash payment in lieu of your fractional shares in the manner described below.

         o After the Reverse Split, you will have no further interest in I-trax, including no right to vote or share in I-trax's assets, earnings, or profits or in any dividends paid after the Reverse Split with respect to your fractional shares. You will only have the right to receive cash for your fractional shares. In addition, you will not be entitled to receive interest with respect to the period of time between the Effective Date and the date you receive your payment in lieu of your fractional shares.

         o You will not have to pay any service charges or brokerage commissions in connection with the Reverse Split.

Street Name Holders of Common Stock:

         I-trax intends that the holders of Common Stock in nominee accounts (such as through a bank or a broker) will experience the same offer of the Reverse Split as the stockholders whose shares are registered in their names. Nominees will be instructed to effect the Reverse Split for their beneficial holders. However, nominees may have different procedures and stockholders holding shares in street name should contact their nominees.

Determination of Cash-Out Price

         In order to avoid the expense and inconvenience of issuing fractional shares to stockholders who would hold less than one share of Common Stock or would hold any fraction of one share of Common Stock after the Reverse Split, under Delaware state law I-trax will pay cash for their fair value. If stockholders approve any of these proposals at the Annual Meeting and the Reverse Split is completed, the cash payment with respect to each share that is cashed out in the Reverse Split will be equal to an amount per share equal to the average of the closing prices per share of Common Stock on the OTC BB for the period of ten consecutive trading days ending on (and including) the Effective Date, without interest.

         I-trax will obtain the funds for these payments from its working capital.

Effect of the Reverse Split On I-trax

         The Reverse Split will not affect the registration of the Common Stock with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

         The number of authorized shares of Common Stock will not change as a result of the Reverse Split. On April 2, 2002, there were 46,358,856 shares of Common Stock issued and outstanding. If the Board elects to effect a 1-for-3 reverse stock split, the number of issued and outstanding shares of Common Stock will be reduced to approximately 15,452,952; if the Board elects to effect a 1-for-4 reverse stock split, the number of issued and outstanding shares of Common Stock will be reduced to approximately 11,589,714; and if the Board elects to effect a 1-for-5 reverse stock split, the number of issued and outstanding shares of Common Stock will be reduced to approximately 9,271,771. Furthermore, in the case of each of the alternative Reverse Split transactions, the issued and outstanding number of shares of Common Stock will be further reduced by a nominal amount on account of the cashed out fractional shares. At this time, we do not know the total number of shares that will be cashed out and the total cash to be paid by I-trax. Also at this time, we do not know the average daily closing price per share of the Common Stock on the OTC BB for the period of ten trading days ending on the Effective Date. However, by way of an example, if the 1-for-3 Reverse Split had been completed as of April 2, 2002, when the average daily closing price per share of the Common Stock on the OTC BB for the ten consecutive trading days then ended was $1.097, the cash payments that would have been issued on account of all fractional shares, including both registered and street name holders, would have been approximately $2,500. The actual amounts will depend on the number of fractional shares cashed out on the Effective Date and the then applicable cash out price.

         The par value of the Common Stock will remain at $.001 per share after the Reverse Split.

Stock Certificates

         The Reverse Split will not affect any certificates representing shares of Common Stock held by registered stockholders owning the Minimum Number or more shares of Common Stock immediately prior to the Reverse Split. Old certificates held by these stockholders will continue to evidence ownership of the post-Reverse Split shares. Our transfer agent, however, will make an entry in our stock records indicating the post-Reverse Split number of shares held by each registered stockholder and of any cash payment to which such stockholder is entitled on account of any cashed out fractional share. New stock certificates and cash payments will be delivered and paid to stockholders on an ad hoc basis as old certificates are surrendered to the transfer agent in connection with future transactions.

         Registered stockholders owning less than the Minimum Number of shares of Common Stock immediately prior to the Reverse Split will be contacted by the Company or its transfer agent, StockTrans, Inc., as soon as practicable after the Effective Date. At that time, these stockholders will receive instructions on how to surrender their certificates for cash payment. These stockholders will not receive cash payment until they surrender their outstanding certificate(s) to StockTrans. Please do not send your certificates until you receive separate instructions from the Company or StockTrans.

Certain Federal Income Tax Consequences

         We summarize below certain federal income tax consequences to I-trax and its stockholders resulting from the Reverse Split. This summary is based on U.S. Federal income tax law existing as of the date of this Proxy Statement, and such tax laws may change, even retroactively. This summary does not discuss all aspects of Federal income taxation that may be important to you in light of your individual circumstances. Many stockholders (such as financial institutions, insurance companies, broker-dealers, tax-exempt organizations, and foreign persons) may be subject to special tax rules. Other stockholders may also be subject to special tax rules, including but not limited to: stockholders who received Common Stock as compensation for services or pursuant to the exercise of an employee stock option, or stockholders who have held, or will hold, stock as part of a straddle, hedging, or conversion transaction for Federal income tax purposes. In addition, this summary does not discuss any state, local, foreign, or other tax considerations. This summary assumes that you are a U.S. citizen and have held, and will hold, your shares as capital assets under the Internal Revenue Code. You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences, in light of your specific circumstances.

         We believe that the Reverse Split will be treated as a tax-free "recapitalization" for Federal income tax purposes.

Federal Income Tax Consequences to Stockholders who are not Cashed Out by the Reverse Split:

         If you (1) continue to hold Common Stock immediately after the Reverse Split, and (2) receive no cash as a result of the Reverse Split, you will not recognize any gain or loss in the Reverse Split and you will have the same adjusted tax basis and holding period in your Common Stock as you had in such stock immediately prior to the Reverse Split.

Federal Income Tax Consequences to Cashed-Out Stockholders:

         If you receive cash as a result of the Reverse Split, your tax consequences will depend on whether, in addition to receiving cash, you or a person or entity related to you continues to hold Common Stock immediately after the Reverse Split.

         Stockholders who Exchange all of their Common Stock for Cash as a Result of the Reverse Split

         If you (1) receive cash in exchange for a fractional share as a result of the Reverse Split, (2) do not continue to hold any Common Stock immediately after the Reverse Split, and (3) are not related to any person or entity which holds Common Stock immediately after the Reverse Split, you will recognize capital gain or loss. The amount of capital gain or loss you recognize will equal the difference between the cash you receive for your cashed-out stock and your aggregate adjusted tax basis in such stock.

         If you are related to a person or entity who continues to hold Common Stock immediately after the Reverse Split, you will recognize gain in the same manner as set forth in the previous paragraph, provided that your receipt of cash either (1) is "not essentially equivalent to a dividend," or (2) is a "substantially disproportionate redemption of stock," as described below.

         o "Not Essentially Equivalent to a Dividend." You will satisfy the "not essentially equivalent to a dividend" test if the reduction in your proportionate interest in I-trax resulting from the Reverse Split is considered a "meaningful reduction" given your particular facts and circumstances. The Internal Revenue Service has ruled that a small reduction by a minority shareholder whose relative stock interest is minimal and who exercises no control over the affairs of the corporation will meet this test.

         o "Substantially Disproportionate Redemption of Stock." The receipt of cash in the Reverse Split will be a "substantially disproportionate redemption of stock" for you if the percentage of the outstanding shares of Common Stock owned by you immediately after the Reverse Split is less than 80% of the percentage of shares of Common Stock owned by you immediately before the Reverse Split.

         In applying these tests, you will be treated as owning shares actually or constructively owned by certain individuals and entities related to you. If the taxable amount is not treated as capital gain under any of the tests, it will be treated first as ordinary dividend income to the extent of your ratable share of I-trax's undistributed earnings and profits, then as a tax-free return of capital to the extent of your aggregate adjusted tax basis in your shares, and any remaining gain will be treated as capital gain.

         Stockholders who both Receive Cash and Continue to hold Common Stock Immediately after the Reverse Split

         If you both receive cash as a result of the Reverse Split and continue to hold Common Stock immediately after the Reverse Split, you generally will recognize gain, but not loss, in an amount equal to the lesser of (1) the excess of the sum of aggregate fair market value of your shares of Common Stock plus the cash received over your adjusted tax basis in the shares, and (2) the amount of cash received in the Reverse Split. In determining whether you continue to hold Common Stock immediately after the Reverse Split, you will be treated as owning shares actually or constructively owned by certain individuals and entities related to you. Your aggregate adjusted tax basis in your shares of Common Stock held immediately after the Reverse Split will be equal to your aggregate adjusted tax basis in your shares of Common Stock held immediately prior to the Reverse Split, increased by any gain recognized in the Reverse Split, and decreased by the amount of cash received in the Reverse Split.

         Any gain recognized in the Reverse Split will be treated, for Federal income tax purposes, as capital gain, provided that your receipt of cash either
(1) is "not essentially equivalent to a dividend" with respect to you, or (2) is a "substantially disproportionate redemption of stock" with respect to you. (The terms in quotation marks in the previous sentence are discussed above.) In applying these tests, you may possibly take into account sales of shares of Common Stock that occur substantially contemporaneously with the Reverse Split. If your gain is not treated as capital gain under any of these tests, the gain will be treated as ordinary dividend income to you to the extent of your ratable share of I-trax's undistributed earnings and profits, then as a tax-free return of capital to the extent of your aggregate adjusted tax basis in your shares, and any remaining gain will be treated as a capital gain.

         You should consult your tax advisor as to the particular Federal, state, local, foreign, and other tax consequences of the Reverse Split, in light of your specific circumstances.

Appraisal Rights

         Stockholders do not have appraisal rights under Delaware state law or under I-trax's Certificate of Incorporation or By-laws in connection with the Reverse Split.

Reservation Of Rights

         We reserve the right to abandon the Reverse Split without further action by our stockholders at any time before the filing of the necessary amendments to I-trax's Certificate of Incorporation with the Delaware Secretary of State, even if the Reverse Split has been authorized by our stockholders at the Annual Meeting, and by voting in favor of the Reverse Split you are expressly also authorizing us to determine not to proceed with the Reverse Split if we should so decide.

RECOMMENDATION OF THE BOARD OF DIRECTORS

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE PROPOSALS TO AMEND THE CERTIFICATE OF INCORPORATION OF I-TRAX, INC. TO EFFECT, ALTERNATIVELY, AS DETERMINED BY THE BOARD OF DIRECTORS IN ITS DISCRETION, ONE OF THREE DIFFERENT REVERSE STOCK SPLITS.


                                 PROPOSAL NO. 5
                      RATIFICATION OF INDEPENDENT AUDITORS

         The Company is asking the stockholders to ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending December 31, 2002. The affirmative vote of the holders of a majority of shares present or represented by proxy and voting at the Annual Meeting will be required to ratify the appointment of PricewaterhouseCoopers LLP.

         In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the appointment is ratified, the Board, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Board feels that such a change would be in the Company's and its stockholders' best interests.

         Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

         The Company engaged PricewaterhouseCoopers LLP on November 2, 2000, pursuant to the authorization of the Board.

         During 2001, PricewaterhouseCoopers LLP provided services in the following categories and amounts:

         1.  Audit Fees                                                $37,500
         2.  Financial Information Systems Design and Implementation        --
         3.  All Other Fees                                             15,000

         The Audit Committee has considered the above non-audit services and has determined that the provision thereof is compatible with maintaining auditor independence.

RECOMMENDATION OF THE BOARD OF DIRECTORS

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS, LLP TO SERVE AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2002.


           STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The table below sets forth, as of April 2, 2002, the number of shares and percentage of Common Stock beneficially owned by:

         o        our  Chief   Executive   Officer,   four  other  most   highly
                  compensated executive officers based on compensation earned during 2001 and one former executive officer;

         o        each director;

         o        all directors and executive officers as a group; and

         o each person who is known by the Company to own beneficially five percent or more of the outstanding Common Stock.

         Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option or warrant) within sixty (60) days of April 2, 2002, the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person's actual voting power at any particular date.

         To the Company's knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

                                                  Shares of       Options and
                                                Common Stock        Warrants
                                                Beneficially      Exercisable
Named Executive Officers and Directors*             Owned        Within 60 Days        Total       Percent of Class
---------------------------------------------- ---------------- ----------------- ---------------- -----------------
Frank A. Martin (1)                               5,578,050         1,312,808        6,890,858        14.5
John Blazek (2)                                   4,925,071                --        4,925,071        10.6
Hans C. Kastensmith                               2,921,178           231,615        3,152,793         6.8
David R. Bock (1)                                 2,833,408                --        2,833,408         6.1
Gary Reiss                                          687,308         1,924,203        2,611,511         5.4
Carol Rehtmeyer (3)                               1,676,620           280,000        1,956,620         4.2
David C. McCormack                                  782,680           471,899        1,254,579         2.7
Yuri Rozenfeld (4)                                   82,902           413,270          496,172         1.1
Anthony Tomaro                                       30,684           368,671          399,355          **
Philip D. Green (5)                                   6,000           305,000          311,000          **
John R. Palumbo                                      25,000           175,000          200,000          **
Michael M.E. Johns, M.D.                                 --           150,000          150,000          **
William S. Wheeler                                   50,000            68,750          118,750          **
Craig Jones, M.D.                                   130,000                --          130,000          **
Arthur N. Leibowitz, M.D.                                --                --               --          **
All executive officers and directors as a        17,495,493         5,850,797       23,346,290        44.7
group (16 persons)

                                                                  Warrants and
                                                  Shares of       Convertible
                                                Common Stock       Securities
                                                Beneficially      Exercisable                      Percent of Class
5% Stockholders                                     Owned        Within 60 Days        Total
---------------------------------------------- ---------------- ----------------- ---------------- -----------------

Nantucket Healthcare Ventures I, L.P. (1)         2,333,408                --        2,333,408         5.0
Woodglen Group, L.P. (6)                          3,155,540         1,125,000        3,538,461         7.1
Palladin Opportunity Fund, LLC (7)                       --         3,538,461        3,538,461         8.5

* Named executive officers and directors can be reached at I-trax, Inc., One Logan Square, Suite 2615, 130 N. 18th Street, Philadelphia, Pennsylvania 19103.

**       Less than 1% of the outstanding shares of Common Stock.

(1) The Nantucket Group, LLC is the general partner of Nantucket Healthcare Ventures I, L.P. ("Ventures"). The Nantucket Group has sole voting and sole dispositive power with respect to the shares held by Ventures. Messrs. Martin and Bock are members and Managing Directors of The
         Nantucket Group. Therefore, Messrs. Martin and Bock may be deemed to have beneficial ownership of the shares held by Ventures. Messrs. Martin and Bock disclaim beneficial ownership of the shares held by Ventures, except to the extent of their respective pecuniary interest therein. Messrs. Martin and Bock own directly 3,244,642 and 500,000 shares, respectively. The address for Ventures is c/o The Nantucket Group, LLC, One Logan Square, Suite 2615, 130 N. 18th Street, Philadelphia, Pennsylvania 19103.

(2) Includes an aggregate of 661,972 shares of held in escrow for the benefit of Mr. Blazek.

(3) Includes an aggregate of 225,352 shares of held in escrow for the benefit of Ms. Rehtmeyer.

(4) Mr. Rozenfeld is a partner of The Spartan Group Limited Partnership ("Spartan") the owner of 30,000 shares. Mr. Rozenfeld has shared voting and shared dispositive power with respect to the shares held by Spartan. Mr. Rozenfeld may be deemed to have beneficial ownership of




                                       15

         the  shares  held  by  Spartan.   Mr.  Rozenfeld  disclaims  beneficial
         ownership of the shares held by Spartan, except to the extent of his pecuniary interest therein. Mr. Rozenfeld owns 52,902 directly.

(5) Mr. Green is an affiliate of Health Industry Investments, LLC, a holder of 130,000 options exercisable as of June 1, 2002.

(6) Woodglen Associates, LLC is the general partner of Woodglen Group, L.P., and, as such, has sole voting and sole dispositive power with respect to the shares it holds. Its address is 101 East Street Road, Kennett Square, Pennsylvania 19348.

(7) Palladin Asset Management, L.L.C. ("PAM") is the managing member of Palladin Opportunity Fund, LLC ("POF"). Palladin Capital Management, LLC ("PCM"), is the sole general partner of The Palladin Group, L.P. ("Palladin"). Palladin is the investment advisor of POF. PAM and PCM have shared voting and shared dispositive power with respect to the shares held by POF. Because its beneficial ownership arises solely from its status as the investment advisor of POF, Palladin expressly disclaims equitable ownership of and pecuniary interest in any shares. The business address of POF is c/o The Palladin Group, 195 Maplewood Avenue, Maplewood, New Jersey 07040.


                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

         The Company's executive officers and their ages as of April 2, 2002 are as follows:

                Name                             Age                                   Position
--------------------------------------     -----------------     -----------------------------------------------------
Frank A. Martin                                   51             Chairman, Chief Executive Officer, Treasurer and
                                                                     Director
John Blazek                                       47             Member of the Office of the President and Director
Carol Rehtmeyer, Ph.D.                            52             Member of the Office of the President and Director
Gary Reiss                                        51             Member of the Office of the President
Anthony Tomaro, CPA                               37             Chief Financial Officer
David C. McCormack                                32             Chief Technology Officer
Michael O'Connell, M.D.                           42             Chief Medical Officer
Yuri Rozenfeld                                    33             General Counsel and Secretary

         Please see information under Proposal No. 1 above for biographical information of Ms. Rehtmeyer and Messrs. Martin and Blazek.

         Gary Reiss has been a Member of the Office of the President of I-trax since March 2002. From February 2001 to March 2002, Mr. Reiss was the Chief Operating Officer of I-trax. Mr. Reiss was the Chief Operating Officer of Health Management from March 2000 to February 2001. Mr. Reiss has over nine years of experience as the chief operating officer of health and medical information management companies. From November 1999 to March 2000, Mr. Reiss served as the Chief Operating Officer of EduNeering, Inc., an electronic knowledge management company, where his responsibilities included positioning the company as a web provider and portal. From 1996 to 1999, Mr. Reiss served as the Chief Operating Officer of Allscripts. From 1992 to 1995, Mr. Reiss was an Executive Vice President and Chief Operating Officer of PDS, a company he founded with Mr. Martin and which was later acquired by Allscripts.

         Anthony Tomaro, CPA has been the Chief Financial Officer of I-trax and Health Management since January 2001. Prior to joining I-trax, Mr. Tomaro was a partner in the New York certified public accounting firm of Massella, Tomaro & Co., LLP. He is a member of the American Institute of Certified Public Accountants and New York State Society of Certified Public Accountants. Since 1994, Mr. Tomaro has served as a partner in accounting firms specializing in Securities and Exchange Commission accounting and auditing services along with domestic taxes and consulting services. Prior to 1994, he was a manager with a large regional accounting firm specializing in the real estate industry.

         David C. McCormack has been the Chief Technology Officer of I-trax since February 2001 and of Health Management since January 2000. Mr. McCormack was the Vice President of Engineering of Member-Link from January 1999 until it was acquired by Health Management in December 1999. Mr. McCormack oversees all of I-trax's software development efforts. He has developed and deployed systems in most major programming languages. From April 1997 until January 1999, Mr. McCormack served as a partner in a Virginia based consulting firm, where he oversaw all software developed by the firm: an inventory management system; an EDI transaction processing system; and an electronic document management system. From January 1995 until April 1997, Mr. McCormack acted as a consultant to Lockheed Martin Mission Systems during its development of the Global Transportation Network (GTN) for the Air Force. Mr. McCormack prior responsibilities have included the design, development and integration of mission critical systems for the Army, Navy and Air Force. Mr. McCormack has a U.S. Government Top Secret clearance.

         Michael O'Connell, M.D., has been the Chief Medical Officer of I-trax since February 2001 and of Health Management since November 1999. In this role, he oversees the content of numerous I-trax software applications and population health management programs. He is responsible for intellectual content and successful compliance with current Center for Disease Control and other national immunization guidelines. Dr. O'Connell has served as the Assistant Chief of the Allergy-Immunology Department at Walter Reed Army Medical Center and as a Co-Consultant to the Army Surgeon General for Allergy & Immunizations since May 1997. Dr. O'Connell has served as a United States Army Medical Officer since 1985.

         Yuri Rozenfeld has been the General Counsel and Secretary of I-trax since March 2002. From July 2000 to March 2002, Mr. Rozenfeld served as the General Counsel and Assistant Secretary of I-trax and of Health Management. From April 1997 to July 2000, Mr. Rozenfeld was an associate in the Business and Finance Group at Ballard Spahr Andrews & Ingersoll, LLP, where he represented small- and mid-cap public companies and venture capital funds in a broad range of corporate matters, including stock and asset acquisitions, mergers, venture capital investments, venture fund formations, partnership and limited liability company matters and securities law matters. From 1995 to April 1997, Mr. Rozenfeld was an associate specializing in product liability litigation with Riker, Danzig, Scherer, Hyland & Perretti LLP.

         The following Summary Compensation Table sets forth the compensation earned by the following individuals: (i) the Company's Chief Executive Officer,
(ii) four other most highly compensated executive officers who were serving as such as of December 31, 2001, and (iii) one former highly compensated executive officer. Compensation for fiscal years 2001 and 2000 was received by the named executive officers from Health Management and for fiscal year 1999 from Member-Link.

                                               Summary Compensation Table

                                                    Annual Compensation                             Long-Term
                                                                                                  Compensation
Name and Position                      Year              Salary                Other (6)        Number of Options
---------------------------------- ------------- --------------- ------ ----------------- --- ----------------------
Frank A. Martin                        2001           $ 175,000  (1)(2)           $ 6,000                350,000
  Chairman, Chief Executive            2000             146,063  (1)                4,500                350,000
  Officer and Treasurer                1999              25,000  (3)                   --                     --

Hans C. Kastensmith                    2001           $ 105,671  (1)(2)                --                     --
  Vice-Chairman and former             2000             149,910  (1)                   --                     --
  President                            1999             202,250  (4)                   --                     --

Gary Reiss                             2001           $ 175,000  (1)(2)           $ 6,000                700,000
  Member of the Office of the          2000             134,965  (1)                4,500                700,000
  President                            1999                  --                        --                     --



David C. McCormack                     2001           $ 125,000  (1)(2)                --                     --
  Chief Technology Officer             2000             119,750  (1)                   --                     --
                                       1999             142,234  (5)                   --                     --

Anthony Tomaro                         2001           $ 150,000  (1)(2)                --                200,000
  Chief Financial Officer              2000                  --                        --                 200,000 (7)
                                       1999                  --                        --                     --

Yuri Rozenfeld                         2001           $ 124,375  (1)(2)                --                200,000
  General Counsel and Secretary        2000              49,271  (1)                   --                200,000
                                       1999                  --                        --                     --
----------------------------------

(1) Salary includes amounts deferred under the Company's 401(k) Plan. Salary also includes amounts deferred pursuant to the Company's salary deferment program in effect from November 2000 to December 31, 2001. Pursuant to the salary deferment program, Mr. Martin deferred $29,166 in 2000 and $135,357 in 2001; Mr. Kastensmith deferred $25,000 in 2000 and $70,005 in 2001; Mr. Reiss deferred $29,166 in 2000 and $135,357 in
         2001; Mr. McCormack  deferred $20,834 in 2000 and $112,844 in 2001; Mr.
         Tomaro deferred $70,665 in 2001; and Mr. Rozenfeld deferred $8,958 in 2000 and $65,132 in 2001. Further, effective as of December 31, 2001, all of the named executive officers, excluding Mr. Kastensmith, surrendered the deferred salary in exchange for warrants to acquire Common Stock. These officers received a warrant to acquire one share of Common Stock exercisable at $.15 per share for each $.35 of deferred salary. Accordingly, if an officer elected to exchange accrued salary for warrants and later exercised these warrants, the effective per share price for each share of Common Stock that such officer would receive would be $.50. The price of $.50 per share was intended to equal the price per share paid by third-party investors purchasing Common Stock from the Company in 2001 private placements. Accordingly, Messrs. Martin and Reiss each received 470,066 warrants, Mr. McCormack received 381,937 warrants, Mr. Tomaro received 201,900 warrants, and Mr. Rozenfeld received 211,686 warrants.

(2) Effective as of December 31, 2001 and pursuant to the salary deferment program described above, the executive officers were granted a total of 404,164 warrants to acquire Common Stock at an exercise price of $.50 per share and a total of 99,080 warrants to acquire Common Stock at an exercise price of $1.00 per share. The warrants exercisable at $.50 were allocated as follows: Mr. Martin, 98,435; Mr. Kastensmith, 73,896; Mr. Reiss, 98,435; Mr. McCormack, 68,919; Mr. Tomaro, 31,250; and Mr. Rozenfeld, 33,229. The warrants exercisable at $1.00 were allocated as follows: Mr. Martin, 21,876; Mr. Kastensmith, 7,719; Mr. Reiss, 21,876;




                                       18

         Mr. McCormack, 21,043; Mr. Tomaro, 13,023; and Mr. Rozenfeld, 13,543. These extra warrants were issued to all employees that participated in the salary deferment program because similar warrants were issued by the Company to third-party investors in connection with the several private placement completed by the Company in 2001. As a condition to deferring pay in the salary deferment program, the employees were promised by the Company that they would be treated in the same manner as third-party investors in the Company.

(3) Salary includes 250,000 shares of Common Stock, valued at $0.10 per share, issued as payment for services.

(4) Salary includes 1,000,000 shares of Common Stock, valued at $0.125 per share, issued as payment for services.

(5) Salary includes 330,000 shares of Common Stock, valued at $0.125 per share, issued as payment for services.

(6)      Automobile and parking allowance.

(7) Grant approved by the Board of Directors on December 29, 2000, effective as of January 1, 2001.


         The following table contains information concerning the stock option grants made to each of the identified executive officers during the fiscal year ended December 31, 2001. No stock appreciation rights were granted in 2001.

                                                Option Grants in Last Fiscal Year

                                        Number of
                                       Securities      Percent of Total
                                       Underlying     Options Granted to
                                     Options Granted     Employees in        Exercise Price
Name                                                    Fiscal Year (1)    (Dollars per Share)    Expiration Date
------------------------------------ ---------------- -------------------- -------------------- ---------------------
Frank A. Martin                         350,000                15.2%                $ .55              4/9/2011

Hans C. Kastensmith                          --                   --                  N/A                   N/A

Gary Reiss                              700,000                30.4%                  .55              4/9/2011

David C. McCormack                           --                   --                  N/A                   N/A

Anthony Tomaro                          200,000                 8.7%                  .55              4/9/2011

Yuri Rozenfeld                          200,000                 8.7%                  .55              4/9/2011

------------------------------------

(1)      Based on an aggregate of 2,302,500 options granted in the fiscal year.

         The following table contains information about each of the identified executive officers option exercises in fiscal year 2001 and option holdings as of December 31, 2001. No stock appreciation rights were outstanding at the end of that year.

                 Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

                                                                    Number of Securities
                                  Shares                           Underlying Unexercised      Value of Unexercised
                               Acquired on     Value Realized       Options at Year End        In-the-Money Options
Name                             Exercise                        Exercisable/Unexercisable       at Year End (1)
----------------------------- --------------- ----------------- ----------------------------- -----------------------
Frank A. Martin                      --                --             216,666 / 483,334                $315,000

Hans C. Kastensmith                  --                --                            --                      --

Gary Reiss                           --                --             499,998 / 900,002                 787,500

David C. McCormack                   --                --                            --                      --

Anthony Tomaro                       --                --             116,666 / 283,334                 180,000

Yuri Rozenfeld                       --                --             166,666 / 233,334                 180,000
-----------------------------

(1) Based on the closing price of the Common Stock on December 31, 2001 of $1.45 per share, less the exercise price payable for such shares.


             EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL ARRANGEMENTS

Employment Contracts

         Health Management is party to an employment agreement with each of Frank A. Martin, Gary Reiss, Hans C. Kastensmith and David C. McCormack.

         Frank A. Martin and Gary Reiss

         On December 29, 2000, Health Management entered into an employment agreement with each of Frank A. Martin, the Chief Executive Officer of I-trax and of Health Management and Gary Reiss, the Chief Operating Officer of I-trax and of Health Management. Each agreement is for an initial term of three years ending on December 28, 2003. Thereafter, each employment agreement extends automatically for successive periods of one year, unless the applicable executive officer elects not to renew the agreement. Each agreement provides for an annual base salary during the initial term of $175,000 and such bonuses and option grants as may be approved by the Board of Directors or its Compensation Committee from time to time.

         The Company may terminate Mr. Martin or Mr. Reiss's employment with or without cause at any time. In addition, Mr. Martin or Mr. Reiss may terminate his employment upon 90 days notice or upon shorter notice for good reason. Good reason includes the failure by the Company to continue the executive officer in his executive position, material diminution of the executive officer's responsibilities, duties or authority, assignment to the executive officer of duties inconsistent with his position or requiring the executive officer to be permanently based anywhere other than within 25 miles of Philadelphia, Pennsylvania.

         In the event either employment agreement is terminated without cause or for good reason the Company will pay the applicable executive officer severance, equal to one year's salary, payable over one year. In addition, in the event either employment agreement is terminated without cause or for good reason, the executive officer will remain subject to the non-competition restrictions described below only so long as he is receiving severance payments. Finally, one hundred percent (100%) of options granted to such executive officers shall accelerate and vest immediately.

         With the exception of the circumstances described in the immediately preceding paragraph, each executive officer agreed not to compete against the Company for a period of one year following the expiration of the initial term or any renewal term, even if the actual employment is terminated prior to such expiration. Each executive officer also agreed not to use or disclose any confidential information of the Company for at least five years after the expiration of the original term or any additional term, even if the actual employment is terminated prior to such expiration. Finally, each executive officer also agreed that any invention he develops during his employment relating to the business of the Company will belong to the Company.

         Hans C. Kastensmith

         On June 1, 1999, Member-Link, a company acquired by Health Management in 1999, entered into an employment agreement with Hans C. Kastensmith, the Vice-Chairman and director of I-trax. The term of the agreement is three years ending on May 31, 2002. Health Management is bound by the agreement as a successor-in-interest to Member-Link. The agreement provides for an annual base salary of $175,000 and cash bonuses from time to time as the Company's Board of Directors may deem appropriate.

         The agreement prohibits Mr. Kastensmith from using or disclosing any of the Company's confidential information at any time in the future and he has agreed that any inventions he develops during his employment relating to the Company's business will become the Company's property. He is also prohibited from competing with the Company for a period of one year following the termination of the agreement, unless the resulting termination is due to the Company's breaching the agreement.

         Mr. Kastensmith and the Company agreed to terminate Mr. Kastensmith's full-time employment in August 2001 without a formal amendment of his employment agreement. Mr. Katensmith, in his capacity as the Vice-Chairman and director of the Company, continues to assist the Company on an as needed basis.

         David C. McCormack

         On September 28, 2000 and effective as of January 1, 2000, Health Management entered into an employment agreement with David C. McCormack, the Chief Technology Officer of I-trax and of Health Management, for an initial term of three years ending on December 31, 2002. Thereafter, the employment agreement renews automatically for successive periods of one year, unless either party elects not to renew. The agreement provides for an annual base salary during the initial term of $125,000 and bonuses and option grants that may be approved by the Company's Board of Directors or its Compensation Committee from time to time.

         In the event the Company terminates Mr. McCormack's employment without cause at any time during his employment, the Company will pay Mr. McCormack severance, equal to one year's salary, payable over one year. In the event the employment agreement is terminated without cause, the executive officer will remain subject to the non-competition restrictions described below only so long as he is receiving severance payments.

         With the exception of the circumstance described above, Mr. McCormack agreed not to compete against the Company for a period of one year following the expiration of the original term or any renewal term, even if the actual employment is terminated prior to such expiration. Mr. McCormack also agreed not to use or disclose any confidential information of the Company for at least five years after the expiration of the original term or any additional term, even if the actual employment is terminated prior to such expiration. Mr. McCormack also agreed that any invention he develops during his employment relating to the business of the Company will be its sole and absolute property.

         Mr. McCormack may terminate the agreement at any time upon at least 60 days written notice.

Change of Control Arrangements

         The Compensation Committee, as administrator of the Company's 2000 Equity Compensation Plan and 2001 Equity Compensation Plan, can provide for accelerated vesting of the shares of Common Stock subject to outstanding options in connection with certain changes in control of the Company.

        SECTION 16(a) OF THE EXCHANGE ACT BENEFICIAL OWNERSHIP COMPLIANCE

         The members of the Board of Directors, the executive officers of the Company and persons who hold more than ten percent (10%) of the Company's outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Exchange Act which require them to file reports with respect to their ownership of Common Stock and their transactions in Common Stock. Based upon (i) the copies of Section 16(a) reports that the Company received from such persons for their 2001 fiscal year transactions in the Common Stock and their Common Stock holdings and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for the 2001 fiscal year, the Company believes that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by its executive officers, Board members and greater than ten-percent stockholders, except Frank A. Martin, an executive officer and a ten percent (10%) beneficial owner, filed a delinquent Form 4, reporting: a conversion of a loan into Common Stock; the receipt of warrants in exchange for accrued salary and participation in a salary deferment program; and receipt of Common Stock upon the exercise of a warrant.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

         Dr. Craig A. Jones, a director of I-trax, is the Director of the Division of Allergy & Immunology at the Los Angeles County and University of Southern California Medical Center, which is operated by the Los Angeles County Department of Health Services (DHS). The Los Angeles County DHS purchased an information system from the Company to support implementation of a clinical disease management program for which it paid the Company approximately $100,000 in 2000 and $61,000 in 2001. Dr. Jones is the director of that clinical program. In September 2000, the Company also entered into a verbal consulting agreement with Dr. Jones. Pursuant to the agreement, in addition to attending Board meeting, Dr. Jones agreed to assist the Company with product development efforts, attend trade shows on its behalf and originate business leads. Under the agreement, Dr. Jones was to be compensated at a rate of $3,000 per month. The payments were suspended in November 2000.

         In May 2000, Health Management entered into a consulting agreement with Health Industry Investments, LLC, an affiliate of Philip D. Green, a director of the Company. Pursuant to the consulting agreement, Health Industry agreed to perform certain services for Health Management, which include arranging introductions with potential customers. In turn, Health Industry received the right to purchase 20,000 shares of common stock of Health Management at a purchase price of $2 per share. The beneficial owners of Health Industry exercised this right and purchased these shares in September 2000 pursuant to a private placement conducted by Health Management. In addition, Health Industry received options to acquire up to 80,000 shares of common stock of Health
Management at an exercise price of $0.625 as compensation for performing services under the consulting agreement. The options were to vest in equal monthly installments over the one-year term of the consulting agreement. All options were accelerated in October 2000. In April 2001, Health Industry received options to acquire an additional 200,000 shares of Common Stock at an exercise price of $0.55 as compensation for continuing to perform services under the consulting agreement. These options vest over two years.

         Effective as of December 29, 2000, Health Management issued to each of Messrs. Martin and Reiss 250,000 shares of common stock of Health Management at a per share purchase price of $2. The aggregate purchase price was payable pursuant to a Promissory Note and Pledge Agreement in the principal amount of
$499,750. The principal amount of each Promissory Note and Pledge Agreement accrues interest at a rate of 5.87% per annum. The principal and interest on each Promissory Note and Pledge Agreement was payable in five annual installments of principal and interest beginning on December 29, 2001. Furthermore, in the event these officers were performing their duties adequately and were accomplishing the Company's goals, the Company's Compensation Committee had the option of waiving and forgiving any of the annual payments of principal and interest in lieu of granting such officers a cash bonus. This transaction was rescinded in 2001.


         From November 2000 through May 2001, the Company completed an offering of convertible promissory notes and stock purchase warrants. The Company raised $2,000,000 in this offering. Of such total, $700,000 was loaned to the Company by Woodglen Group, L.P., a five percent stockholder of the Company, $250,000 was loaned to the Company by Frank A. Martin, its Chief Executive Officer, and $250,000 was loaned to the Company by Gary Reiss, a Member of the Company's

Office of the President. The convertible promissory notes had a maturity date of one year from the date of issue and accrue interest at 8% per annum with a default rate of 12% per annum. The principal amount of, and accrued and unpaid interest under, the convertible promissory notes were convertible into Common Stock. The stock purchase warrants grant the holders a right to purchase two shares of Common Stock for each $1 in original principal amount of convertible promissory notes. The initial conversion price of the convertible promissory notes and the exercise price of the stock purchase warrants were $2 per share, subject, in each case, to full-ratchet anti-dilution adjustment in the event of a subsequent offering with an effective per share price of less than $2.

         On June 25, 2001 and pursuant to an Exchange Agreement dated May 14, 2001, the holders of the convertible promissory notes, including Woodglen Group, L.P., a five percent stockholder of the Company, Mr. Martin, our Chief Executive Officer, and Mr. Reiss, a Member of the Company's Office of the President, agreed to exchange the principal amount of such promissory notes and interest accrued thereon through May 15, 2001 in the aggregate amount of $2,280,157 for Common Stock at the exchange price of $.50 per share. As consideration for the exchange, the Company reset the exercise price of the warrants to acquire 2,200,000 shares of its Common Stock, originally issued together with the convertible promissory notes, to $.50 per share. Accordingly, in the transaction, Woodglen Group, L.P. received 1,455,540 shares of Common Stock and warrants to acquire 700,000 shares of Common Stock, Mr. Martin received 523,452 shares of Common Stock and warrants to acquire 250,000 shares of Common Stock and Mr. Reiss received 521,808 shares of Common Stock and warrants to acquire 250,000 shares of Common Stock.

         Effective as of June 25, 2001, the Company completed a private placement of 2,200,000 shares of Common Stock at $.50, yielding to the Company a total of $1,100,000. Woodglen Group, L.P., a five percent stockholder of the Company, invested $850,000 in this private placement. As consideration for completing the private placement, the Company issued to the participating investors stock purchase warrants to purchase one share of Common Stock for each $2 invested in this private placement at an exercise price of $1.00 per share. The Company, therefore, issued warrants to acquire a total of 550,000 shares of Common Stock, of which warrant to acquire 425,000 shares of Common Stock was issued to Woodglen Group, L.P.

         During the first and second quarters of 2001, Mr. Martin, the Company's Chief Executive Officer, loaned the Company $515,000 to fund the Company's working capital deficiency. Of such amount, the Company repaid $240,000 in June 2001. On June 25, 2001, Mr. Martin exchanged the outstanding portion of the loan in the amount of $275,000, and interest thereon in the amount of $9,163, into Common Stock at the exchange price of $.50 per share. The Company issued an aggregate of 568,324 shares of its Common Stock in this exchange. In addition, the Company issued Mr. Martin a stock purchase warrants to acquire 515,000 shares of Common Stock at an exercise price of $.50 per share as consideration for this bridge financing. The terms of this exchange transaction and warrant issuance, including the exchange price and the calculation of the number of warrants granted, were intended to be identical to those applicable to the debt exchange transaction closed by the Company on June 25, 2001 and described above.

         During the first and second quarters of 2001, Mr. Reiss, a Member of the Company's Office of the President, loaned the Company $240,000 to fund the Company's working capital deficiency. The Company repaid this amount in June 2001. On June 25, 2001, as consideration for the loan, the Company issued Mr. Reiss stock purchase warrants to acquire 240,000 shares of Common Stock at an exercise price of $.50 per share. The terms of the warrant issuance, including the calculation of the number of warrants granted, were intended to be identical to those applicable to the debt exchange transaction closed by the Company on June 25, 2001 and described above.

         On March 2, 2001, the Company entered into an Amended and Restated Promissory Note and Warrant Purchase Agreement with a group of investors led by Psilos Group Partners, L.P. (collectively, the "Psilos Group") pursuant to which the Psilos Group agreed, among other things, to loan the Company up to $1,000,000. The Psilos Group included Nantucket Healthcare Ventures I, L.P., a five percent stockholder of the Company and a venture fund managed by Mr. Martin, the Company's Chief Executive Officer. As consideration, the Company granted the Psilos Group warrants to acquire 2.632 shares of its Common Stock at $.10 per share for each $1 of the face amount of the loan. The loan bears interest at 8% per annum, with a default rate of 12% per annum, and is due five years from original date of issuance. The Psilos Group funded $692,809 of the $1,000,000 and received warrants to purchase 1,823,474 shares of Common Stock. Of such total amounts, Nantucket Healthcare Ventures funded $75,000 and received warrants to purchase 197,400 shares of Common Stock. Effective as of January 4, 2002, all Psilos Group investors exercised their warrants using a cashless exercise feature and received an aggregate of 1,701,584 shares of Common Stock.

         Beginning in November 2000, in an effort to conserve cash, the Company established a salary deferment program whereby certain executive officers, including Messrs. Martin, Reiss, Tomaro, McCormack and Rozenfeld and Dr. O'Connell, and other employees agreed to defer all or a portion of their salaries. To induce employees to participate in the salary deferment program the Company agreed to pay interest at the rate of 8% per annum on the deferred salary. In addition, the Company promised participating employees that they would receive (i) an option to convert deferred salary into equity on the same basis as third-party investors in the Company and (ii) "coverage warrants" to the extent such were granted to third-party investors while participating employees were deferring pay. The Company ended the salary deferment program on December 31, 2001. As of December 31, 2001, the Company accrued $1,038,876 on account of deferred salaries and interest thereon. Certain participating employees, including Messrs. Martin, Reiss, Tomaro, McCormack and Rozenfeld, agreed to exchange a total of $814,595 of accrued salary, together with interest thereon, for warrants to acquire 2,327,415 shares of Common Stock with an exercise price of $0.15 per share. The number of warrants issued to each employee electing to surrender accrued salary was calculated by dividing such employee's total accrued salary and interest thereon by $0.35. Accordingly, if an employee elected to exchange accrued salary for warrants and later exercised these warrants, the effective per share price for the shares of Common Stock that such employee would receive would be $.50. The price of $.50 per share was intended to equal the price per share paid by third-party investors purchasing Common Stock in several private placements completed by I-trax in 2001. The Company also granted the participating employees warrants to acquire an aggregate of 710,983 shares of Common Stock at an exercise price of $.50 per share and warrants to acquire an aggregate of 102,073 shares of Common Stock at an aggregate of $1.00 per share. These extra warrants were issued to all employees that participated in the salary deferment program because similar warrants were issued by the Company to third-party investors in connection with the several private placement completed by the Company in 2001.

         Effective as of December 31, 2001, Mr. Martin, the Company's Chief Executive Officer, exercised 470,066 warrants by surrendering to the Company for cancellation a portion of a loan in the amount of $70,510 payable by the Company to Mr. Martin. The exercised warrants were issued to Mr. Martin pursuant to the salary deferment program described above. The Company issued the warrants to Mr. Martin as part of the Company's salary deferment program described above.

         During the third and fourth quarters of 2001, Mr. Reiss, the Company's Chief Operating Officer, loaned the Company $296,000, Mr. Martin, the Company's Chief Executive Officer, loaned the Company $280,000 and Alan Sakal, the Company's Senior Vice President, loaned the Company $100,000, in each case, to fund the Company's working capital deficiency. The Company repaid Mr. Sakal's loan in January 2002. The outstanding loans accrue interest at 8% per annum. On December 20, 2001, as consideration for the loans, the Company issued Messrs. Reiss, Martin and Sakal stock purchase warrants to acquire 148,000 shares, 140,000 shares and 50,000 shares of Common Stock, respectively, at an exercise price of $1.00 per share. The terms of the warrant issuance, including the calculation of the number of warrants granted, were intended to be identical to those applicable to the warrants issued in connection with the Company's private placement of $1,100,000 of Common Stock and warrants on June 25, 2001 and described above.

         In addition to advances to the Company made by Messrs. Martin and Reiss described elsewhere in this section, Messrs. Martin and Reiss also advanced to the Company an aggregate of $380,000 during the course of 2001. These advances accrue interest at the rate of 8% per annul. The Company and Messrs. Martin and Reiss have not yet agreed on repayment terms.

         Lauren Reiss-Pollard is employed by the Company as a Vice President. Mrs. Reiss-Pollard received cash compensation of $78,000 in 2001. Ms. Reiss is the daughter of Mr. Reiss, a Member of the Company's Office of the President.

         The Certificate of Incorporation limits the liability of the Company's directors for monetary damages arising from a breach of their fiduciary duty as directors, except for any breach of the director's duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for any transaction from which the director derived an improper personal benefit and as otherwise required by Delaware General Corporation Law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

         The Company's bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

                          COMPENSATION COMMITTEE REPORT

         The Compensation Committee of the Board of Directors consists entirely of non-employee directors, and its primary function is to make recommendations to the Board of Directors concerning executive compensation, option grants pursuant to the Company's 2000 Equity Compensation Plan and 2001 Equity Compensation Plan and other benefit policies for the Company.

         The Committee believes that the most effective compensation program is one that provides executives competitive base salaries and incentives to achieve both current and long-term strategic business goals of the Company.

        The Company's executive compensation programs are designed to:

        o Align the interests of executive officers with the long-term interests of the Company's stockholders.

        o Motivate and challenge executive officers to achieve both annual and long-term strategic business goals.

        o Support an environment that rewards executive officers based upon corporate and individual performance and results.

        o Attract and retain executive officers critical to the long-term success of the Company.

        In 2001, the basic components of executive officer compensation consisted of base salary and long-term incentives in the form of stock options. Although the Compensation Committee believes that cash bonuses are typically appropriate to meet the goals discussed above, the Committee believed that the Company's performance in 2001 did not merit such cash bonuses. The executive officers also participate in employee benefit plans available generally to the Company's employees.

        Base Salary. Technology companies face intense competition for qualified employees, and the Committee believes it is important that the Company's executive officer compensation levels be competitive with other technology companies. The Committee reviewed the compensation of its executives in comparison with other publicly traded technology companies and targeted base salary levels to be consistent with comparable positions at these companies.

        Salary Deferment Program. Beginning in November 2000, in an effort to conserve cash, the Company established a salary deferment program whereby certain executive officers, including Messrs. Martin, Reiss, Tomaro, McCormack and Rozenfeld and Dr. O'Connell, and other employees agreed to defer all or a portion of their salaries. To induce employees to participate in the salary deferment program the Company agreed to pay interest at the rate of 8% per annum on the deferred salary. In addition, the Company promised participating employees that they would receive (i) an option to convert deferred salary into equity on the same basis as third-party investors in the Company and (ii) "coverage warrants" to the extent such were granted to third-party investors while participating employees were deferring pay. The Company ended the salary deferment program on December 31, 2001. As of December 31, 2001, the Company accrued $1,038,876 on account of deferred salaries and interest thereon. Certain participating employees, including Messrs. Martin, Reiss, Tomaro, McCormack and Rozenfeld, agreed to exchange a total of $814,595 of accrued salary, together with interest thereon, for warrants to acquire 2,327,415 shares of Common Stock with an exercise price of $0.15 per share. The number of warrants issued to each employee electing to surrender accrued salary was calculated by dividing such employee's total accrued salary and interest thereon by $0.35. Accordingly, if an employee elected to exchange accrued salary for warrants and later exercised these warrants, the effective per share price for the shares of Common Stock that such employee would receive would be $.50. The price of $.50 per share was intended to equal the price per share paid by third-party investors purchasing Common Stock in several private placements completed by I-trax in 2001. The Company also granted the participating employees warrants to acquire an aggregate of 710,983 shares of Common Stock at an exercise price of $.50 per share and warrants to acquire an aggregate of 102,073 shares of Common Stock at an aggregate of $1.00 per share. These extra warrants were issued to all employees that participated in the salary deferment program because similar warrants were issued by the Company to third-party investors in connection with the several private placement completed by the Company in 2001.

        Long-Term Incentives in Form of Stock Options. The Committee believes that significant management ownership of the Company's stock effectively motivates the building of stockholder wealth and aligns the interests of management with those of the Company's stockholders. During calendar year 2001, the Company's executive officers received option grants totaling 1,100,000 shares under the terms of the Company's 2001 Equity Compensation Plan and 350,000 outside of any plan. All such options were granted at per share exercise prices equal to the fair market value of the underlying Common Stock on the date of grant.

        Chief Executive Officer Compensation. The compensation plan for Mr. Martin for 2001 contained the same elements and operated in the same manner as the compensation plan described above for the other executive officers. The Committee believes that Mr. Martin's total 2001 compensation was appropriate in light of his importance to the achievement of the Company's goals.

        During 2001, Mr. Martin was granted options to acquire 350,000 shares of Common Stock at $.55 per share, the fair market value of such stock on the date of grant. Mr. Martin is a significant stockholder of the Company and has advanced to the Company a significant sum for working capital requirements. The Committee believes that Mr. Martin's interests align directly with the Company's stockholders. To the extent his performance translates into an increased value of Common Stock, all stockholders will benefit.

        Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1,000,000 per covered officer in any fiscal year. The limitation applies only to compensation that is not considered to be performance-based. Non-performance-based compensation paid to the Company's executive officers for 2001 did not exceed the $1,000,000 limit per officer, and the Committee does not anticipate that the non-performance-based compensation to be paid to the Company's executive officers in the foreseeable future will exceed that limit.

                                         Members of the Compensation Committee
                                         David R. Bock
                                         Craig Jones, M.D.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee was formed in February 2000, and the members of the Compensation Committee are Dr. Jones and Mr. Bock. Neither of these individuals was at any time during fiscal 2001, or at any other time, an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

                             AUDIT COMMITTEE REPORT

         The Audit Committee of the Board of Directors developed an updated charter for the Committee in 2000, which was approved by the full Board. The complete text of the new charter is reproduced in Exhibit A to this Proxy Statement.

         The Audit Committee of the Board of Directors recommends to the Board the accounting firm to be retained to audit the Company's financial statements and, once retained, consults with and reviews recommendations made by the accounting firm with respect to financial statements, financial records, and financial controls of the Company.

         Accordingly, the Audit Committee has (a) reviewed and discussed the audited financial statements with management; (b) discussed with PricewaterhouseCoopers, LLP, the Company's independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees); (c) received the written disclosures and the letter from PricewaterhouseCoopers, LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees); and (d) discussed with PricewaterhouseCoopers, LLP its independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board. The Audit Committee also discussed with PricewaterhouseCoopers, LLP the overall scope and plans for its audit. The Audit Committee met with management and PricewaterhouseCoopers, LLP to discuss the results of the auditors' examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

         In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2001.

         This report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other I-trax or Health Management filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that I-trax specifically incorporates this report by reference therein.

                         Members of the Audit Committee
                         William S. Wheeler, Chairman
                         David R. Bock
                         John R. Palumbo

                                   FORM 10-KSB

         The Company will mail without charge, upon written request, a copy of the Company's Form 10-KSB Report for fiscal year ended December 31, 2001, including its financial statements. Requests should be sent to I-trax, Inc., One Logan Square, Suite 2615, 130 N. 18th Street, Philadelphia, Pennsylvania 19103,
Attn: Corporate Secretary.

                  STOCKHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

         Stockholders who intend to have a proposal considered for inclusion in the Company's proxy materials for presentation at the Company's 2003 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act must submit the proposal to the Company at its offices at One Logan Square, Suite 2615, 130 N. 18th Street, Philadelphia, Pennsylvania 19103, Attn: Yuri Rozenfeld, not later than January 21, 2003. Stockholders who intend to present a proposal at such meeting without inclusion of such proposal in the Company's proxy materials pursuant to Rule 14a-8 under the Exchange Act are required to provide advance notice of such proposal to the Company at the aforementioned address not later than January 21, 2003. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including conditions established by the Securities and Exchange Commission.

                                  OTHER MATTERS

         The Board of Directors knows of no other matters to be presented for stockholder action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments or postponements thereof, the Board of Directors intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

                                    EXHIBIT A

                                  I-TRAX, INC.

                             Audit Committee Charter

Role

         The Audit Committee of the Board of Directors shall be responsible to the Board of Directors for oversight of the quality and integrity of the accounting, auditing, and reporting practices of the Company and shall perform such other duties as may be directed by the Board. The Committee shall maintain free and open communication with the Company's independent auditors and management of the Company and shall meet in executive session at least annually. In discharging this oversight role, the Committee is empowered to investigate any matter brought to its attention, with full power to retain outside counsel or other experts for this purpose.

Membership and Independence

         The membership of the Committee shall consist of at least three directors who are generally knowledgeable in financial and auditing matters, including at least one member with accounting or related financial management expertise. Each member shall be free of any relationship that, in the opinion of the Board, would interfere with his or her individual exercise of independent judgment, and shall meet the director independence requirements for serving on audit committees as set forth in the American Stock Exchange's listing standards applicable to companies with securities traded on The American Stock Exchange.
The Chairperson of the Audit Committee, who shall be appointed by the Board of Directors, shall be responsible for leadership of the Committee, including preparing agendas for and presiding over meetings, making Committee assignments and reporting to the Board of Directors. The chairperson will also maintain regular liaison with the Chief Executive Officer and Chief Financial Officer of the Company and the lead independent audit partner.

Responsibilities

         Internal Control

        o Discuss with management and the independent auditors the quality and adequacy of the Company's computer systems (and their security), internal accounting controls and personnel.

        o       Review  with  the   independent   auditors  and  management  any
                management  letter  issued  by  the  independent   auditors  and
                management's responses thereto.

         Financial Reporting

        o Keep informed of important new pronouncements from the accounting profession and other regulatory bodies, as well as other significant accounting and reporting issues, that may have an impact on the Company's accounting policies and/or financial statements.

        o Review the audited financial statements and management's discussion and analysis of financial condition and results of operations ("MD&A") and discuss them with management and the independent auditors. These discussions shall include consideration of the quality of the Company's accounting policies and principles as applied in its financial reporting, including review of estimates, reserves and accruals, review of judgment areas, review of audit adjustments, whether or not recorded, and such other inquiries as may be appropriate. Based on the review, the Committee shall make a recommendation to the Board as to the inclusion of the Company's audited financial statements in the Company's annual report on Form 10-KSB.

         External Audit

        o Review the performance of the independent auditors and recommend to the Board the independent auditors to be engaged to audit the financial statements of the Company and, if appropriate, the termination of that relationship. In doing so, the Committee will request from the auditors a written affirmation that the auditors are independent, discuss with the auditors any relationships that may impact the auditors' independence (including non-audit services), and recommend to the Board any actions necessary to oversee the auditors' independence.

        o Oversee the independent auditors relationship by discussing with the independent auditors the nature, scope and rigor of the audit process, receiving and reviewing audit reports, and providing the auditors full access to the Committee (and the Board) to report on appropriate matters.

         Reporting to Board of Directors

        o Report Audit Committee activities to the full Board and issue annually a report (including appropriate oversight conclusions) to be included in the Company's proxy statement for its annual meeting of shareholders.

        o Review the Audit Committee Charter with the Board of Directors annually.

                                    EXHIBIT B

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                                  I-TRAX, INC.

         I-trax, Inc., a corporation organized and existing under and by virtue of the Section 242 of the General Corporation Law of the State of Delaware (the "Corporation"),

         DOES HEREBY CERTIFY:

         FIRST: That the Board of Directors adopted a resolution setting forth a proposed amendment to the Amended Certificate of Corporation of said Corporation and declaring said amendment advisable and directing that said amendment be submitted to the stockholders of said Corporation entitled to vote in respect thereof for their approval. The resolution setting forth said amendment is as follows:

                  RESOLVED, that the FOURTH Article shall be amended to read in full as follows:

                           "FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 102,000,000 shares, of which (i) 100,000,000 shares are designated as Common Stock, $0.001 par value per share, and (ii) 2,000,000 shares are designated as Preferred Stock, $0.001 par value per share.

                           The Board of Directors of the Corporation is authorized, by resolution or resolutions and subject to limitations prescribed by law and the provisions of this Article FOURTH, to provide for the issuance of shares of Preferred Stock, in one or more series or class, and, by filing a statement pursuant to the General Corporation Law of Delaware, to establish from time to time the number of shares to be included in each such series or class and to fix the designations, powers, preferences and rights of the shares of each such series or class and the qualifications, limitations or restrictions thereof..

                           Effective as of 5:00 p.m., Eastern time, on ____________, 2002 ("Effective Time"), each one (1) share of Common Stock issued and outstanding prior to the Effective Time shall be and is hereby automatically reclassified and changed (without any further act) into [one-third (1/3rd)] [one-fourth (1/4th)] [one-fifth (1/5th)] of a fully-paid and nonassessable share of Common Stock without increasing or decreasing the amount of stated capital or paid in surplus of the Corporation, provided that no fractional shares shall be issued and instead of issuing such fractional shares, the Corporation shall pay in cash the fair value of such fractions of a share as of the Effective Time.

         SECOND: That thereafter said amendment was duly adopted in accordance with the provisions of Sections 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its Chief Executive Officer this ___ day of _____________ 2002.

                                               I-TRAX, INC.



                                               By:  ________________________
                                                        Frank A. Martin
                                                        Chief Executive Officer

PROXY                              I-TRAX, INC.                         PROXY
    One Logan Square, Suite 2615, 130 N. 18th Street, Philadelphia, PA 19103

   This Proxy is Solicited on Behalf of the Board of Directors of I-trax, Inc.
         for the Annual Meeting of Stockholders to be held May 22, 2002

         The undersigned holder of Common Stock, par value $.001, of I-trax, Inc. (the "Company") hereby appoints Frank A. Martin and Gary Reiss, or either of them, proxies for the undersigned, each with full power of substitution, to represent and to vote as specified in this Proxy all Common Stock of the Company that the undersigned stockholder would be entitled to vote if personally present at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Wednesday, May 22, 2002 at 10:00 a.m. local time, at 1735 Market Street, 51st Floor, Philadelphia, Pennsylvania, and at any adjournments or postponements of the Annual Meeting. The undersigned stockholder hereby revokes any proxy or proxies heretofore executed for such matters.

         This proxy, when properly executed, will be voted in the manner as directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS, FOR PROPOSALS 2, 3, 4 AND 5, AND, IN THE DISCRETION OF THE DESIGNATED PROXIES, AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. The undersigned stockholder may revoke this proxy at any time before it is voted by delivering to the Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE DIRECTORS AND "FOR" PROPOSALS 2, 3, 4 AND 5.

         PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE. If you receive more than one proxy card, please sign and return ALL cards in the enclosed envelope.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

================================================================================

(Reverse)

                                                    I-TRAX, INC.
1.  To elect the following directors      Nominees: John Blazek, David R.      FOR    AGAINST       /  / For all nominees, except
    to serve for a term ending upon       Bock, Philip D. Green, Michael        /  /     /  /            for nominees written below.
    the 2003 Annual Meeting of            M.E. Johns, M.D., Craig Jones,                                 Nominee exception(s).
    Stockholders or until their           M.D., Hans C. Kastensmith, Arthur
    successors are elected and            N. Leibowitz, M.D., Frank A.
    qualified:                            Martin, John R. Palumbo, Carol
                                          Rehtmeyer, and William S. Wheeler

2.  Directors' Proposal - Approval of an amendment to the Certificate of       FOR      AGAINST          ABSTAIN
    Incorporation to authorize a reverse 1-for-3 stock split, as set forth      /  /     /  /             /  /
    in the accompanying Proxy Statement

3   Directors' Proposal - Approval of an amendment to the Certificate of       FOR      AGAINST          ABSTAIN
    Incorporation to authorize a reverse 1-for-4 stock split, as set forth      /  /     /  /             /  /
    in the accompanying Proxy Statement

4   Directors' Proposal - Approval of an amendment to the Certificate of       FOR      AGAINST          ABSTAIN
    Incorporation to authorize a reverse 1-for-5 stock split, as set forth      /  /     /  /             /  /
    in the accompanying Proxy Statement

5.  To ratify the appointment of PricewaterhouseCoopers LLP as the Company's   FOR      AGAINST          ABSTAIN
    independent auditors for the fiscal year ending December 31, 2002           /  /     /  /             /  /


         In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

         The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.


_________________________________________
Signature:


_________________________________________
Signature (if held jointly):

Date: ____________, 2002